Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

METROCITY BANKSHARES, INC.

1.

The name of the Corporation shall be “MetroCity Bankshares, Inc.”

2.

The principal and initial registered office of the Corporation shall be 5441 Buford Highway, Doraville, DeKalb County, Georgia 30340. The initial registered agent at such address shall be S. Benton Gunter.

3.

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to Forty Million (40,000,000) shares of voting common stock, par value of One Cent ($0.01) per share, and to issue up to Ten Million (10,000,000) shares of preferred stock, par value of One Cent ($0.01) per share. The Board of Directors shall have the authority to specify preferences, limitations and relative rights of each class of preferred stock.

4.

[Reserved]

5.

(a)       [Reserved]

(b)       The Board of Directors shall be divided into three (3) classes — Class I, Class II and Class III — which shall be as nearly equal in number as possible. Each director in Class III shall serve an initial term ending at the 2015 annual meeting of shareholders. Each director in Class I shall serve an initial term ending at the 2016 annual meeting of shareholders. Each director in Class II shall serve an initial term ending at the 2017 annual meeting of shareholders. Each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death, or removal from office. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office.

(c)       Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 5 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

6.

The directors of the Corporation are hereby released, discharged, remised and forgiven from any personal liability to the shareholders of said Corporation for monetary damages for breach of duty of care or other duty as a director, and all liability of directors to the shareholders of said Corporation is hereby eliminated as completely and fully as permitted by O.C.G.A. Section 14-2-202(b)(4). The elimination of personal liability of directors shall not apply to:

(i)	any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)	acts or omissions which involve intentional misconduct or knowing violation of the law;

(iii)	any transaction from which the director derived an improper personal benefit; or

(iv)	any violation of O.C.G.A. Section 14-2-832.

7.

(a)       In any case in which the Georgia Business Corporation Code or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, approval of such actions shall require the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

(b)       The Board of Directors shall have the power to determine for the purposes of this Article 7, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

(c)       Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 7 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

2